Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

SiTime Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457(c) and 457(r)	800,000	$166.865(1)	$133,492,000	$92.70	$12,375

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$133,492,000		$12,375

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$12,375

(1)

Estimated in accordance with Rules 457(c) and 457(r) under the Securities Act, solely for the purposes of calculating the registration fee, based upon $166.865, which is the average of the high and low selling prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on April 27, 2022.